FB Financial Corporation Reports Second Quarter 2025 Financial Results
Reports Q2 Diluted EPS of $0.06, Adjusted Diluted EPS* of $0.88

NASHVILLE, TENNESSEE—July 14, 2025-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $2.9 million, or $0.06 per diluted common share, for the second quarter of 2025, compared to $0.84 in the previous quarter and $0.85 in the second quarter of last year. Adjusted net income* was $40.8 million, or $0.88 per diluted common share, compared to $0.85 in the previous quarter and $0.84 in the second quarter of last year. The Company reported adjusted pre-tax, pre-provision net revenue* of $58.6 million for the second quarter of 2025, reflecting increases of 12.5% and 12.0% from $52.1 million and $52.4 million in the previous quarter and second quarter of last year, respectively.
The Company ended the second quarter of 2025 with loans held for investment (“HFI”) of $9.87 billion compared to $9.77 billion at the end of the previous quarter, a 4.22% annualized increase, and $9.31 billion at the end of the second quarter of last year, a 6.07% increase. Deposits were $11.40 billion as of June 30, 2025, compared to $11.20 billion as of March 31, 2025, a 7.21% annualized increase, and $10.47 billion as of June 30, 2024, an 8.94% increase. Net interest margin (“NIM”) was 3.68% for the second quarter of 2025, compared to 3.55% in the prior quarter and 3.57% in the second quarter of 2024. The Company elected to sell $266.5 million of available-for-sale debt securities in June resulting in a $60.5 million GAAP loss which has been adjusted from earnings in the Company’s computations of adjusted results and performance measures for the second quarter. The Company ended the quarter with book value per common share of $35.17 and tangible book value per common share* of $29.78.
President and Chief Executive Officer, Christopher T. Holmes stated, “The Company delivered solid operating results in the second quarter with growth in both loans and customer deposits, a healthy net interest margin and managed expense growth, along with strong capital and liquidity positions. Additionally, we repositioned our balance sheet by selling low-yielding securities which will further enhance both our liquidity and margin moving forward. With the momentum of the quarter, the impact of the balance sheet enhancements and the July 1st closing of the Southern States Bancshares, Inc. (“Southern States”) merger, we are well-positioned for the second half of the year.”

				Annualized
(dollars in thousands, except share data)	Jun 2025	Mar 2025	Jun 2024	Jun 25 / Mar 25 % Change	Jun 25 / Jun 24 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,337,565	$1,580,720	$1,482,379	(61.7)%	(9.77)%
Loans held for sale	144,212	172,770	106,875	(66.3)%	34.9%
Loans HFI	9,874,282	9,771,536	9,309,553	4.22%	6.07%
Allowance for credit losses on loans HFI	(148,948)	(150,531)	(155,055)	(4.22)%	(3.94)%
Total assets	13,354,238	13,136,449	12,535,169	6.65%	6.53%
Interest-bearing deposits (non-brokered)	8,692,848	8,623,636	8,130,704	3.22%	6.91%
Brokered deposits	518,719	414,428	150,113	100.9%	245.6%
Noninterest-bearing deposits	2,191,903	2,163,934	2,187,185	5.18%	0.22%
Total deposits	11,403,470	11,201,998	10,468,002	7.21%	8.94%
Borrowings	164,485	168,944	360,944	(10.6)%	(54.4)%
Allowance for credit losses on unfunded commitments	12,932	6,493	5,984	397.8%	116.1%
Total common shareholders’ equity	1,611,130	1,601,962	1,500,502	2.30%	7.37%
Book value per common share	$35.17	$34.44	$32.17	8.50%	9.33%
Tangible book value per common share*	$29.78	$29.12	$26.82	9.09%	11.0%
Total common shareholders’ equity to total assets	12.1%	12.2%	12.0%
Tangible common equity to tangible assets*	10.4%	10.5%	10.2%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2025 Financial Supplement.
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FB Financial Corporation
Second Quarter 2025 Results

	Three Months Ended
(dollars in thousands, except share data)	Jun 2025	Mar 2025	Jun 2024
Statement of Income Highlights
Net interest income	$111,415	$107,641	$102,615
NIM	3.68%	3.55%	3.57%
Noninterest (loss) income	$(34,552)	$23,032	$25,608
(Loss) gain from securities, net	$(60,549)	$16	$—
Gain (loss) on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$236	$(625)	$(281)
Total revenue	$76,863	$130,673	$128,223
Noninterest expense	$81,261	$79,549	$75,093
Early retirement and severance costs	$—	$—	$1,015
Merger and integration costs	$2,734	$401	$—
Efficiency ratio	105.7%	60.9%	58.6%
Core efficiency ratio*	56.9%	59.9%	58.3%
Pre-tax, pre-provision net revenue	$(4,398)	$51,124	$53,130
Adjusted pre-tax, pre-provision net revenue*	$58,649	$52,134	$52,369
Provisions for credit losses	$5,337	$2,292	$2,224
Net charge-offs ratio	0.02%	0.14%	0.02%
Net income applicable to FB Financial Corporation	$2,909	$39,361	$39,979
Diluted earnings per common share	$0.06	$0.84	$0.85
Effective tax rate(a)	130.0%	19.4%	21.4%
Adjusted net income*	$40,821	$40,108	$39,424
Adjusted diluted earnings per common share*	$0.88	$0.85	$0.84
Weighted average number of shares outstanding - fully diluted	46,179,090	47,024,211	46,845,143
Returns on average:
Return on average total assets (“ROAA”)	0.09%	1.21%	1.30%
Adjusted*	1.26%	1.23%	1.28%
Return on average shareholders’ equity	0.74%	10.1%	10.9%
Return on average tangible common equity (“ROATCE”)*	0.87%	11.9%	13.1%
Adjusted*	12.4%	12.3%	13.1%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2025 Financial Supplement.
(a) The effective tax rate for the three months ended June 30, 2025, reflects a $60.5 million loss on sale of securities and $10.7 million in one-time income tax benefit due to the expiration of the statute of limitations with respect to an amended income tax return and the associated interest.

Balance Sheet and Net Interest Margin
The Company reported loans HFI of $9.87 billion at the end of the second quarter of 2025, compared to $9.77 billion at the end of the prior quarter. Net growth in loans HFI was driven by increases of $59.0 million in commercial real estate loans, $42.8 million in consumer and other loans, $28.1 million in 1-to-4 family mortgages and $27.6 million in residential lines of credit offset by a decline in multi-family loans of $61.1 million.
Near the end of the second quarter of 2025, the Company elected to sell $266.5 million in available-for-sale debt securities with a weighted average yield of 1.63%. The Company anticipates utilizing the proceeds from this transaction to redeem outstanding subordinated and trust preferred debt, as well as originating higher yielding loans. The securities sold resulted in a GAAP loss of $60.5 million, which has been adjusted from earnings in the Company’s computations of adjusted results and performance measures for the second quarter.
The Company reported total deposits of $11.40 billion at the end of the second quarter compared to $11.20 billion at the end of the first quarter. Total cost of deposits decreased to 2.48% during the second quarter compared to 2.54% in the first quarter of 2025. The decrease in cost was driven by moving higher cost deposits off the balance sheet. Noninterest-bearing deposits were $2.19 billion at the end of the quarter compared to $2.16 billion at the end of the first quarter of 2025.
The Company reported net interest income on a tax-equivalent basis in the second quarter of 2025 of $112.2 million compared to $108.4 million in the prior quarter. NIM increased to 3.68% for the second quarter of 2025 from 3.55% for the previous quarter. NIM improvement was driven by an increase in yields on earning assets of 8 basis points and a decrease in rates paid on interest-bearing liabilities of 3 basis points. The contractual yield on loans HFI increased to 6.34% from 6.31% in the first quarter of 2025 and the cost of interest-bearing deposits decreased to 3.10% from 3.13% in the previous quarter.
Holmes continued, “In the second quarter, we took several strategic actions to strengthen the Company’s earnings profile, including restructuring our balance sheet. We are deploying the resulting funds to redeem debt, support loan growth and enhance
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FB Financial Corporation
Second Quarter 2025 Results

our funding mix in the second half of the year. Our team remains focused on balancing growth, liquidity and credit quality while driving earnings improvement.”
Noninterest Income
Core noninterest income* was $25.8 million for the second quarter of 2025, compared to $23.6 million and $23.8 million for the prior quarter and second quarter of 2024, respectively.
Mortgage banking income was $13.0 million in the second quarter of 2025, compared to $12.4 million in the prior quarter and $11.9 million in the second quarter of 2024.
Noninterest Expense
Core noninterest expense* during the second quarter of 2025 was $78.5 million compared to $79.1 million for the prior quarter and $74.1 million for the second quarter of 2024. During the second quarter of 2025, the Company’s core efficiency ratio*1 was 56.9%, compared to 59.9% in the previous quarter and 58.3% in the second quarter of 2024. Core banking noninterest expense* was $64.6 million for the quarter, compared to $66.5 million in the prior quarter and $61.2 million in the second quarter of 2024.
Chief Financial Officer Michael Mettee commented, “Noninterest expense fell within our expectations in the second quarter as we focused on a successful combination with Southern States and the integration of our two institutions. Creating operating leverage remains a key focus as we continue to drive disciplined execution and long-term value.”
Credit Quality
In the second quarter, the Company recorded a provision reversal of $1.1 million related to loans HFI and a provision expense of $6.4 million related to unfunded loan commitments. The Company had an allowance for credit losses on loans HFI as of the end of the second quarter of 2025 of $148.9 million, representing 1.51% of loans HFI compared to $150.5 million, or 1.54% of loans HFI as of March 31, 2025.
The Company had net charge-offs of $0.5 million in the second quarter of 2025, representing annualized net charge-offs of 0.02% of average loans HFI, compared to 0.14% in the prior quarter and 0.02% in the second quarter of 2024.
The Company’s nonperforming loans HFI as a percentage of total loans HFI increased to 0.97% as of the end of the second quarter of 2025, compared to 0.79% at both the previous quarter-end and the end of the second quarter of 2024. Nonperforming assets as a percentage of total assets increased to 0.92% as of the end of the second quarter of 2025, compared to 0.84% at the end of the prior quarter and 0.81% as of the end of the second quarter of 2024.
Holmes commented, “Our allowance for credit losses and charge-offs remained stable during the quarter. We saw a small uptick in nonperforming assets during the quarter, but loss content remains limited, and charge-offs continue at modest levels. We remain consistent and disciplined in our credit management approach and maintain our positive outlook for our credit portfolio.”
Capital
The Company maintained its strong capital position in the second quarter, resulting in a preliminary total risk-based capital ratio of 14.7%, preliminary common equity tier 1 ratio of 12.3% and tangible common equity to tangible assets ratio* of 10.4%. The Company repurchased 811,704 shares during the quarter.
Holmes continued, “With the successful close of our merger with Southern States, the Company enters the second half of the year with enhanced scale and strategic flexibility. We continue to maintain ample capital to support organic growth and pursue inorganic opportunities. Our disciplined approach to capital deployment keeps us well positioned when the right opportunities arise.”
Summary
Holmes finalized, “As we close the second quarter of 2025, we’re pleased to mark the successful closing of our merger with Southern States. This merger expands our size, reach and ability to serve our customers and communities with greater impact. The energy across our combined team is strong, and we’re focused on delivering enhanced value and performance. With our increased scale and momentum, we are well-positioned to generate stronger returns for our shareholders and seize the opportunities ahead.”
Southern States transaction
On July 1, 2025, the Company completed its merger with Southern States. At closing, Southern States had approximately $2.87 billion in total assets, loans of $2.32 billion and deposits of $2.47 billion. The Company expects system conversions related to the transaction to be completed in the third quarter of 2025.
*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2025 Financial Supplement.

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FB Financial Corporation
Second Quarter 2025 Results

WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on July 15, 2025, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 4376121) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through July 22, 2025, by dialing 1-877-344-7529 and entering confirmation code 1412332.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=KwKnC51G. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, in Tennessee, Kentucky, Alabama, and Georgia. Including the impact of the merger with Southern States on July 1, 2025, FB Financial Corporation has approximately $16.0 billion in total assets and operates 93 full-service bank branches across its footprint.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-435-0952
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Second Quarter 2025 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Second Quarter 2025 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on July 14, 2025.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets and statements regarding the merger of Southern States Bancshares, Inc. (“Southern States”) with the Company (the “Merger”) and expectations with regard to the benefits of the Merger. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) risks associated with the Merger, including (a) the risk that the cost savings and any revenue synergies from the Merger is less than or different from expectations, (b) disruption from the Merger with customer, supplier, or employee relationships,(c) the possibility that the costs, fees, expenses and charges related to the Merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (d) the risks related to the integration of the combined businesses, including the risk that the integration will be materially delayed or will be more costly or difficult than expected, (e) the diversion of management time on merger-related issues, (f) the ability of the Company to effectively manage the
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FB Financial Corporation
Second Quarter 2025 Results

larger and more complex operations of the combined company following the Merger, (g) the risk of expansion into new geographic or product markets, (h) reputational risk and the reaction of the parties’ customers to the Merger, (i) the Company’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities, and (j) the risk of potential litigation or regulatory action related to the Merger, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, other potential future acquisitions, (8) the Company’s ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss, (9) the Company’s ability to successfully execute its various business strategies, (10) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (11) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (12) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, (13) the impact, extent and timing of technological changes, (14) concentrations of credit or deposit exposure, (15) the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events, (16) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and/or (17) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated core revenue, consolidated core and segment noninterest expense and consolidated core noninterest income, consolidated core efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
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FB Financial Corporation
Second Quarter 2025 Results

A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s Second Quarter 2025 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
Second Quarter 2025 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Jun 2025	Mar 2025	Jun 2024
Selected Balance Sheet Data
Cash and cash equivalents	$1,165,729	$794,706	$800,902
Investment securities, at fair value	1,337,565	1,580,720	1,482,379
Loans held for sale	144,212	172,770	106,875
Loans HFI	9,874,282	9,771,536	9,309,553
Allowance for credit losses on loans HFI	(148,948)	(150,531)	(155,055)
Total assets	13,354,238	13,136,449	12,535,169
Interest-bearing deposits (non-brokered)	8,692,848	8,623,636	8,130,704
Brokered deposits	518,719	414,428	150,113
Noninterest-bearing deposits	2,191,903	2,163,934	2,187,185
Total deposits	11,403,470	11,201,998	10,468,002
Borrowings	164,485	168,944	360,944
Allowance for credit losses on unfunded commitments	12,932	6,493	5,984
Total common shareholders’ equity	1,611,130	1,601,962	1,500,502
Selected Statement of Income Data
Total interest income	$182,084	$179,706	$177,413
Total interest expense	70,669	72,065	74,798
Net interest income	111,415	107,641	102,615
Total noninterest (loss) income	(34,552)	23,032	25,608
Total noninterest expense	81,261	79,549	75,093
(Losses) earnings before income taxes and provisions for credit losses	(4,398)	51,124	53,130
Provisions for credit losses	5,337	2,292	2,224
Income tax (benefit) expense	(12,652)	9,471	10,919
Net income applicable to noncontrolling interest	8	—	8
Net income applicable to FB Financial Corporation	$2,909	$39,361	$39,979
Net interest income (tax-equivalent basis)	$112,236	$108,427	$103,254
Adjusted net income*	$40,821	$40,108	$39,424
Adjusted pre-tax, pre-provision net revenue*	$58,649	$52,134	$52,369
Per Common Share
Diluted net income	$0.06	$0.84	$0.85
Adjusted diluted net income*	0.88	0.85	0.84
Book value	35.17	34.44	32.17
Tangible book value*	29.78	29.12	26.82
Weighted average number of shares outstanding - fully diluted	46,179,090	47,024,211	46,845,143
Period-end number of shares	45,807,689	46,514,547	46,642,958
Selected Ratios
Return on average:
Assets	0.09%	1.21%	1.30%
Shareholders’ equity	0.74%	10.1%	10.9%
Tangible common equity*	0.87%	11.9%	13.1%
Efficiency ratio	105.7%	60.9%	58.6%
Core efficiency ratio (tax-equivalent basis)*	56.9%	59.9%	58.3%
Loans HFI to deposit ratio	86.6%	87.2%	88.9%
Noninterest-bearing deposits to total deposits	19.2%	19.3%	20.9%
Net interest margin (tax-equivalent basis)	3.68%	3.55%	3.57%
Yield on interest-earning assets	5.99%	5.91%	6.16%
Cost of interest-bearing liabilities	3.13%	3.16%	3.56%
Cost of total deposits	2.48%	2.54%	2.77%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.51%	1.54%	1.67%
Annualized net charge-offs as a percentage of average loans HFI	0.02%	0.14%	0.02%
Nonperforming loans HFI as a percentage of loans HFI	0.97%	0.79%	0.79%
Nonperforming assets as a percentage of total assets	0.92%	0.84%	0.81%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	12.1%	12.2%	12.0%
Tangible common equity to tangible assets*	10.4%	10.5%	10.2%
Tier 1 leverage	11.3%	11.4%	11.7%
Tier 1 risk-based capital	12.6%	13.1%	13.0%
Total risk-based capital	14.7%	15.2%	15.1%
Common equity Tier 1	12.3%	12.8%	12.7%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s Second Quarter 2025 Financial Supplement.
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